SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) January 15, 2004

                                  AXONYX INC.
             (Exact name of Registrant as Specified in its Charter)

           Nevada                       000-25571                86-0883978
(State or Other Jurisdiction     (Commission file Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

            500 Seventh Avenue, 10th Floor, New York, New York     10018
               (Address of Principal Executive Offices)         (Zip Code)

        Registrant's telephone number, including area code (212) 645-7704

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Item 2. Acquisition or Disposition of Assets.

      As disclosed on a Schedule 13 D (the "13D") filed by Axonyx on January 16, 2004, Axonyx entered into separate agreements on January 15, 2004 with 25 holders of Common Stock ("Oxis Common Stock") of Oxis International, Inc. ("Oxis") to purchase their shares of Oxis Common Stock in exchange for shares of Axonyx common stock ("Axonyx Common Stock"). Oxis is a biopharmaceutical diagnostic company engaged in the development of research diagnostics, nutraceuticals and therapeutics in the field of oxidative stress.

      Axonyx will be acquiring an aggregate of 13,912,571 shares of Oxis Common Stock in consideration for its issuance of an aggregate of 1,609,995 unregistered shares of Axonyx Common Stock. Axonyx has also agreed to register its shares being issued in the exchange in the near future. The shares of Oxis Common Stock to be acquired by Axonyx represent 52.89% of the Oxis Common Stock currently outstanding, based on Oxis' Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

      The exchange ratio for the securities being exchanged is 0.1157187 share of Axonyx Common Stock for every one (1) share of Oxis Common Stock being acquired by Axonyx (with a rounding up of fractional interests). The ratio was based on the average reported closing prices for the common stock of the Company and Axonyx for the ten-day trading period commencing December 26, 2003 and ending January 9, 2004.

      If Axonyx is deemed to be the beneficial owner of an additional 1,161,532 shares of Oxis Common Stock owned by Dr. Marvin S. Hausman, its Chairman of the Board and Chief Executive officer, Axonyx will own 15,074,103 shares, or 57.35% of the Oxis Common Stock currently outstanding. In the 13D, both Axonyx and Dr. Hausman disclaimed beneficial ownership of each other's shares of Oxis Common Stock and disclosed that there is no agreement between them or with any other third party, oral or written, relating to the voting or disposition of any shares of Oxis Common Stock. Dr. Hausman was a director of Oxis from March 7, 2002 until November 13, 2003.

      The holders of the Oxis Common Stock being exchanged with Axonyx ("Sellers") are either members of and investors in Meridian Financial Group, LLP ("Meridian"), which acquired 1,500,000 shares of Oxis' Series F Preferred Stock and 1,500,000 warrants from Oxis in a private placement transaction in March 2002, or the stockholders of Triax Capital Management, Inc., a Nevada corporation ("Triax"), which is the managing member of Meridian. In June 2003, Meridian converted its shares of Series F Preferred Stock into 15,000,000 shares of Oxis Common Stock and distributed such shares, and the 1,500,000 warrants, to its members/investors and to Triax, as managing member. Triax in turn distributed its shares of Oxis Common Stock allocated to it as managing member to its stockholders. Dr. Hausman was, until recently, an officer and stockholder of Triax and recently disposed of his interest in Triax.

      Since Dr. Hausman is the Chairman of the Board and Chief Executive Officer of Axonyx,


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to avoid the appearance of any conflict of interest, he is not selling to Axonyx any of the 1,161,532 shares of Oxis Common Stock he currently owns, which are comprised of 332,845 shares obtained in June 2003 from Meridian as a distribution to its member/investors, 780,300 shares obtained from Triax as a distribution to its stockholders and 48,387 shares issued upon the exercise of warrants held by Dr. Hausman.

      The acquisitions of Oxis Common Stock by Axonyx will make it a controlling stockholder of Oxis. Such acquisitions were made principally for investment purposes and long-term appreciation and to assist in the further development and potential commercial exploitation of Oxis' technologies, particularly those relating to diagnosing and treating diseases caused by oxidative stress, which Axonyx believes is complementary to its own technologies and to its focus on central nervous system neuro-degenerative disorders. Axonyx will become the largest stockholder of Oxis, and representatives of Axonyx have been in touch and are working with members of Oxis' management and board of directors to continue efforts to improve Oxis' operations and management, to complement its board with designees of Axonyx and to discuss strategies for maximizing and enhancing stockholder value.

      In the 13D, Axonyx and Dr. Hausman disclosed that they do not have any current intention to acquire additional shares of Oxis Common Stock or otherwise to acquire Oxis or its assets.

Item 7. Financial Statements and Exhibits.

(a)   Financial statements of businesses acquired.

      Since Axonyx's acquisition of a controlling interest of Oxis Common Stock will constitute the acquisition of a "significant amount of assets," it will amend this current report on Form 8-K to include the financial information required by this Item 7.

(b)   Pro forma financial information.

      See response to Item 7(a) above.

(c)   Exhibits

      10.1 Form of Agreement between Axonyx and a stockholder of Oxis International, Inc.

      99.1  Press Release dated January 20, 2004.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of January, 2004.

                                           AXONYX INC.


                                           By:  /s/ S. COLIN NEILL
                                                ------------------------------
                                                Name:  S. Colin Neill
                                                Title: Chief Financial Officer


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